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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report—April 15, 2004
(Date of earliest event reported—April 1, 2004)

Plains All American Pipeline, L.P.
(Name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-14569 (Commission File Number)	76-0582150 (I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

N/A
(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

        On March 31, 2004, Plains All American Pipeline, L.P. (the "Partnership") and certain of its subsidiaries entered into a definitive purchase and sale agreement with Link Energy LLC ("Link") and certain of its subsidiaries to acquire all of the North American crude oil and pipeline operations ("Crude Oil Business") which represents substantially all of the operations of Link. The acquisition of the Crude Oil Business by the Partnership and certain of its subsidiaries closed on April 1, 2004.

        The Crude Oil Business consists of approximately 7,000 miles of active crude oil pipeline and gathering systems, over 10 million barrels of crude oil storage capacity, a fleet of approximately 200 owned or leased trucks and approximately 2 million barrels of crude oil linefill and working inventory.

        The total purchase price for the transaction was approximately $330 million, which included $273 million in cash, the assumption of $49 million of liabilities and net working capital items and $8 million of third-party transaction, closing and integration costs and other items. The purchase price for the Crude Oil Business was determined through arm's-length negotiations between the Partnership and Link. Prior to the acquisition, there were no material relationships between Link and its subsidiaries, on the one hand, and the Partnership, any of the Partnership's affiliates, directors or officers or any associate of such directors or officers, on the other hand.

        The Partnership funded $200 million of the purchase price from a new, 364-day unsecured credit facility for which Bank One, NA acts as administrative agent. The remainder was funded with borrowings under the Partnership's existing credit facilities, for which Fleet National Bank acts as administrative agent.

        In connection with the acquisition, Link and Texas-New Mexico Pipe Line Company ("Tex-New Mex") agreed to settle outstanding litigation between the two parties. The settlement agreement became effective simultaneously with the Partnership's acquisition of the Crude Oil Business from Link. Tex-New Mex and the Partnership have entered into a separate agreement that establishes a definitive cost sharing arrangement for existing and future remediation obligations related to certain of the assets comprising the Crude Oil Business, which will be performed by the Partnership and affiliated entities as the operator of these assets.

        The assets acquired by the Partnership and certain of its subsidiaries were used by Link and its subsidiaries in connection with their crude oil pipeline, marketing, trading, transportation and storage businesses and activities. The Partnership and its subsidiaries intend to use the acquired assets for similar purposes.

Item 7. Financial Statements and Exhibits.

  (a)
  Financial statements of businesses acquired.

        Financial statements relating to the acquisition have not been included herein but are expected to be included in an amendment to this Current Report on Form 8-K to be filed not later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

  (c)
  Exhibits.

        The following exhibits are filed with this Current Report on Form 8-K:

2.1
Purchase and Sale Agreement, dated as of March 31, 2004, by and among Link Energy LLC, Link Energy Limited Partnership, Link Energy Pipeline Limited Partnership, Link Energy Canada Limited Partnership, Link Energy Canada Ltd, Plains All American Pipeline, L.P., Plains Pipeline, L.P. and Plains Marketing, L.P.

2.2
Plan of Merger, dated as of April 1, 2004, by and among Link Energy Limited Partnership, Link Energy Pipeline Limited Partnership, Plains Pipeline, L.P. and Plains Marketing, L.P.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: April 15, 2004	By:	Plains AAP, L.P., its general partner
	By:	Plains All American GP LLC, its general partner
	By:	/s/ TIM MOORE
Name: Tim Moore Title:Vice President

EXHIBIT INDEX

2.1
Purchase and Sale Agreement, dated as of March 31, 2004, by and among Link Energy LLC, Link Energy Limited Partnership, Link Energy Pipeline Limited Partnership, Link Energy Canada Limited Partnership, Link Energy Canada Ltd, Plains All American Pipeline, L.P., Plains Pipeline, L.P. and Plains Marketing, L.P.

2.2
Plan of Merger, dated as of April 1, 2004, by and among Link Energy Limited Partnership, Link Energy Pipeline Limited Partnership, Plains Pipeline, L.P. and Plains Marketing, L.P.

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SIGNATURES
EXHIBIT INDEX